Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Form S-4 of our report dated October 3, 2022 relating to the financial statements of Avanseus Holdings Pte. Ltd. as of December 31, 2021 and 2020 and to all references to our firm included in this registration statement.

/s/ BF Borgers CPA PC

Certified Public Accountants
Lakewood, CO
October 4, 2022